Exhibit 99.1
FOR IMMEDIATE RELEASE

For Further Information:
J. Marcus Scrudder	Hala Elsherbini or Brett Suddreth
Chief Financial Officer	Halliburton Investor Relations
(972) 393-3800, ext. 166	(972) 458-8000
investorrelations@craftmade.com	hala@halliburtonir.com
Craftmade International, Inc. Announces Retirement of Chief Executive Officer
COPPELL, TEXAS, February 5, 2008 — Craftmade International, Inc. (Nasdaq: CRFT) today announced that James R. Ridings has informed the Board of Directors that he will retire as the company’s Chief Executive Officer, effective June 30, 2008. The Board of Directors has requested Mr. Ridings to continue in his role as Chairman of the Board. Craftmade’s Board of Directors will begin to identify and evaluate candidates for the company’s chief executive officer position.
All of the members of Craftmade’s Board of Directors expressed their gratitude to Mr. Ridings for his dedication to and leadership of the company throughout the last 22 years. Mr. Ridings founded Craftmade in 1985 and has served as a director since the company’s inception. Mr. Ridings has served as Chairman and Chief Executive Officer since 1986.
During Craftmade’s history, Mr. Ridings has played a key role in developing the Company’s strategic priorities and executing plans for its growth, including the acquisitions of Trade Source International, Inc. in 1998, Teiber Lighting Products, Inc. in 2005 and, most recently, Woodard, LLC in December 2007.
About Craftmade International
Craftmade International, Inc., founded in 1985 and based in Coppell, Texas, is engaged in the design, distribution and marketing of a broad range of proprietary ceiling fans, lighting products, decorative light bulbs, door chimes, ventilation systems and related accessories. The company distributes its premium products through a network of 1,600 showrooms and electrical wholesalers through a national sales organization of more than 54 independent sales representatives. Through its Trade Source International subsidiary, acquired in 1998, Craftmade distributes outdoor lighting, ceiling fan accessories and an indoor lighting line to the mass merchandiser market. More information about Craftmade International, Inc. can be found at www.craftmade.com.
Certain statements in this News Release constitute “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of Craftmade International, Inc. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors are discussed in more detail in the company’s Form 10-K filing with the Securities and Exchange Commission.